Exhibit 99.2

ADDITIONAL DISCLOSURES

In connection with the Notes Offering (as defined in the accompanying Current Report on Form 8-K), the Company is making available to certain investors the information set forth below.

Unless otherwise indicated or the context otherwise requires, all references to the “Company,” “Boyd Gaming,” “we,” “us,” or “our,” or similar terms, refer to Boyd Gaming Corporation and its consolidated wholly-owned subsidiaries. Throughout these disclosures we make reference to our agreement to acquire Peninsula Gaming, LLC (“PGL”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), entered into on May 16, 2012, by and among Boyd Gaming, Boyd Acquisition II, LLC, an indirect wholly-owned subsidiary of Boyd Gaming (“HoldCo”), Boyd Acquisition Sub, LLC, an indirect wholly-owned subsidiary of Boyd Gaming (“Merger Sub”), Peninsula Gaming Partners (“PGP”) and PGL. The Merger Agreement provides that, pursuant to the terms and subject to the conditions set forth therein, Merger Sub will merge (the “Merger”) with and into PGL, and PGL will be the surviving entity in the Merger.

Recent Developments

Incremental Class A Revolving Commitments under the Credit Facility

On May 30, 2012, we entered into a lender joinder agreement (the “Lender Joinder Agreement”) among the Company, Bank of America, N.A. (“Bank of America”), Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC, each as an increasing lender, and Bank of America, as the administrative agent, providing for, among other things, an incremental Class A Revolving Commitment (as defined in our Second Amended and Restated Credit Agreement, dated as of December 17, 2010, among the lenders party thereto, Bank of America, as administrative agent and letter of credit issuer and Wells Fargo Bank, National Association, as swing line lender (the “Credit Facility”)) in the amount of $150.0 million (the “Increased Revolving Commitment”). The Increased Revolving Commitment became effective and the initial revolving loans were funded thereunder on May 30, 2012.

Pursuant to the Lender Joinder Agreement, concurrently with the closing of the offering of the notes pursuant to the offering memorandum, we are required to give an irrevocable notice of election to permanently reduce the Class A Revolving Commitments under the Credit Facility by $150.0 million, which reduction will become effective on the fifth business day after such notice is given.

Capital Contribution to First Tier Unrestricted Subsidiary

On May 30, 2012, we made a $205 million capital contribution to Boyd Acquisition I, LLC (the “First Tier Unrestricted Subsidiary”), an indirect wholly-owned subsidiary of Boyd Gaming and the parent of HoldCo to fund a portion of the purchase price under the Merger Agreement with the proceeds of the Increased Revolving Commitment and incremental borrowings under the Credit Facility.

In the event that the Merger does not close, it is anticipated that the $205 million being held by our First Tier Unrestricted Subsidiary will be distributed back to Boyd Gaming, and in such event, such amounts would be used to repay outstanding indebtedness under the revolving portion of our Credit Facility.

Risks Related to Our Acquisition of PGL

Our acquisition of PGL is subject to the receipt of consents and clearances from various regulatory authorities that may impose conditions that could have an adverse effect on us, or, if not obtained, could prevent completion of the Merger.

Before the Merger may be completed, applicable waiting periods must expire or terminate under antitrust and competition laws and various approvals or consents must be obtained from regulatory entities, including gaming and licensing regulatory authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant regulatory entities will consider the effect of the Merger on competition within their relevant jurisdiction. The terms and conditions of any approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of our business. The Merger Agreement may require us and/or PGL to comply with conditions imposed by regulatory entities and, in certain circumstances, either company may refuse to close the Merger on the basis of those regulatory conditions. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions, or that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Merger or imposing additional material costs on or materially limiting any increase in revenues following the Merger. In addition, neither we nor PGL can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger.

Any delay in completing the Merger may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory clearances, the Merger is subject to a number of other conditions beyond our and PGL’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause us not to realize some or all of the synergies that we expect to achieve if the Merger is successfully completed within its expected time frame.

Failure to complete the Merger could negatively impact our stock price and our future business and financial results.

If the Merger is not completed, our ongoing business may be adversely affected, and we will be subject to several risks, including the following:

•	being required to pay a termination fee of up to $45 million under certain circumstances provided in the Merger Agreement;

•	having to pay certain costs relating to the Merger, such as legal, accounting and financial advisor fees;

•	having had the focus of our management on the Merger instead of on pursuing other opportunities that could have been beneficial to us; and

•	having had the potential benefits of the Merger reflected in our stock price, which could lead to stock price volatility and declines if the Merger is not completed.

If the Merger is not completed, we cannot assure that these risks will not materialize and will not materially adversely affect our business, financial results and stock price.

Our future results may differ materially from the unaudited pro forma financial statements incorporated by reference into the offering memorandum.

The pro forma financial statements filed as exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 24, 2012 and incorporated by reference into the offering memorandum are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of our financial condition or results of operations following the Merger for several reasons. Our actual financial condition and results of operations following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Merger. Any potential decline in our financial condition or results of operations may cause significant variations to our stock price.

We may be unable to integrate PGL into our business successfully or realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies that currently operate as independent companies. We will be required to devote significant management attention and resources to integrating PGL’s business practices and operations with ours. Potential difficulties we may encounter as part of the integration process include the following:

•	the inability to successfully combine PGL’s business with ours in a manner that permits us to achieve the full revenue and cost synergies and other benefits anticipated to result from the Merger;

•

complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger.

In addition, it is possible that the integration process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Merger, or could reduce each company’s earnings or otherwise adversely affect our business and financial results following the Merger.

Our future results will suffer if we cannot effectively manage our expanded operations following the Merger.

Following the Merger, the size of our business will increase significantly beyond the current size of either our or PGL’s business. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful or that we will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

We expect to incur substantial expenses related to the Merger and the integration of PGL into our business.

We expect to incur substantial expenses in connection with the Merger and the integration of PGL into our business. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, marketing and benefits. While we have assumed that a certain level of expenses will be incurred, there are many factors beyond our control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in us taking significant charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

The increase in our consolidated leverage and debt service obligations as a result of the acquisition of PGL, may adversely affect our consolidated financial condition, results of operations and earnings per share.

Upon the completion of our acquisition of PGL, we will not be responsible for the obligations of PGL. In connection with our acquisition of PGL, substantially all of PGL’s outstanding indebtedness will be refinanced. Following the refinancing, it is anticipated that PGL will have approximately $1.155 billion of outstanding indebtedness. In addition, HoldCo will issue a promissory note to PGP in the initial approximate principal amount of $144 million in connection with the closing of the Merger. Pursuant to the terms of the HoldCo Note, the principal amount will be adjusted to take into account PGL’s outstanding debt, cash, working capital, certain assets, liabilities, costs and transaction expenses at the closing of the Merger, as well as any indemnification claims in accordance with the terms of the Merger Agreement. In addition, the principal amount of the HoldCo Note may be increased in 2016 if an Earnout Payment is due pursuant to the terms of the Merger Agreement.

As a result of the Merger, we will have a greater amount of debt on a consolidated basis than we have maintained in the past. As of March 31, 2012 (excluding any pro forma indebtedness of PGL), our indebtedness primarily consists of $1.58 billion in principal outstanding under our Credit Facility (including $814.4 million of term loans) and $956.4 million aggregate principal amount of our senior and senior subordinated notes, which are the obligations of Boyd, $22.5 million outstanding under the Borgata bank credit facility and Borgata’s $791.5 million aggregate outstanding principal amount of senior secured notes. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional financing in the future.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. Furthermore, our operations may not generate sufficient cash flows to enable us to meet our expenses and service our debt. As a result, we may need to enter into new financing arrangements to obtain the necessary funds. If we determine that it is necessary to seek additional funding for any reason, we may not be able to obtain such funding or, if funding is available, obtain it on acceptable terms. If we fail to make a payment on our debt, we could be in default on such debt, and this default could cause us to be in default on our other outstanding indebtedness.

The terms of the PGL indebtedness have not been negotiated. However, we anticipate that such indebtedness will limit payment of dividends (other than tax distributions), distributions and management fees from PGL to HoldCo. The HoldCo Note, which we will enter into upon the closing of our acquisition of PGL, will impose limitations on HoldCo and on PGL and PGL’s subsidiaries with respect to (i) incurrence of indebtedness, (ii) liens, (iii) consolidations and mergers, (iv) sales and other dispositions of assets and (v) restricted payments, including investments. Subject to certain exceptions, we may be required to repay the amounts outstanding under the HoldCo Note in connection with certain assets sales by PGL or upon a change of control.

The covenants in the indenture governing the notes being offered pursuant to the offering memorandum will not limit or restrict the incurrence of indebtedness by the unrestricted subsidiaries. If new debt is added to our unrestricted subsidiaries, there may be further limitations on payment of management fees and/or dividends and distributions.

Indebtedness to be Incurred in Connection with the Merger

The financing described below will be incurred by our unrestricted subsidiaries. We will not provide credit support of any kind with respect to such indebtedness, and the holders of such indebtedness will not have any recourse to our stock or assets or to the stock or assets of our restricted subsidiaries in connection with such indebtedness.

HoldCo Note

Pursuant to the Merger Agreement, upon the consummation of the Merger, HoldCo will execute and deliver the HoldCo Note in favor of PGP. The original principal amount of the HoldCo Note is expected to be approximately $144.0 million, which amount is subject to adjustment based on PGL’s outstanding debt, cash, working capital, certain assets, liabilities and costs, and transaction expenses at the closing of the Merger, as well as any indemnification claims in accordance with the terms of the Merger Agreement. In addition, the principal amount of the HoldCo Note may be increased in 2016 if an Earnout Payment is due pursuant to the terms of the Merger Agreement.

The HoldCo Note will provide for interest at a per annum rate equal to: (i) from the issue date to but excluding the first anniversary of the issue date, zero percent (0.00%), (ii) from the first anniversary of the issue date to but excluding the second anniversary of the issue date, six percent (6.00%), (iii) from the second anniversary of the issue date to but excluding the third anniversary of the issue date, eight percent (8.00%), and (iv) from and after the third anniversary of the issue date, ten percent (10.00%). At the option of HoldCo, interest may be paid in cash or paid-in-kind. Accrued but unpaid interest is added to the principal balance of the HoldCo Note semi-annually. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. HoldCo may prepay the obligations under the HoldCo Note at any time, in whole or in part, without premium or penalty.

The HoldCo Note will permit payment of, among other things (a) tax distributions and (b) management fees not in excess of 2% of the consolidated net revenue of PGL plus 5% of the consolidated EBITDA of PGL. In addition, the HoldCo Note will permit restricted payments at any time when PGL’s consolidated leverage ratio (as defined) is less than 5.25 to 1.00.

The HoldCo Note will impose limitations on HoldCo and on PGL and PGL’s subsidiaries with respect to (i) incurrence of indebtedness, (ii) liens, (iii) consolidations and mergers, (iv) sales and other dispositions of assets and (v) restricted payments, including investments. Subject to certain exceptions, we may be required to repay the amounts outstanding under the HoldCo Note in connection with certain assets sales by PGL or upon a change of control.

PGL Debt

Refinancing

Upon consummation of the Merger, substantially all of PGL’s indebtedness for borrowed money, including PGL’s senior secured notes, senior unsecured notes and credit facility which had outstanding principal balances of $320 million, $352 million and $0, respectively, as of March 31, 2012, will be refinanced. We have a commitment for PGL to finance approximately $1.1 billion with the proceeds of an $850 million senior secured credit facility (including a term loan facility of $800 million and a revolving credit facility of $50 million) and $350 million in senior unsecured notes.

Debt Expected to Remain Outstanding

Subject to receipt of any necessary consent to the change of control, the following outstanding indebtedness for borrowed money incurred by PGL and its subsidiaries is expected to remain outstanding after the Merger:

Term Loan

On May 1, 2008, PGL, Diamond Jo, LLC (“DJL”) and The Old Evangeline Downs, L.L.C. (collectively, the “DJL FF&E Borrowers”) entered into a Loan and Security Agreement (“DJL Term Loan”) with American Trust & Savings Bank. Proceeds from the DJL Term Loan were used to finance the purchase of certain furniture, fixtures and equipment related to DJL’s casino development in 2008. Commencing on January 1, 2009 and continuing through December 1, 2013, the DJL FF&E Borrowers are required to pay principal plus accrued interest in equal monthly installments. Interest on the DJL Term Loan accrues at a rate of 6.5% per annum. As of March 31, 2012, DJL had outstanding advances of $3.1 million under the DJL Term Loan.

KSC Term Loan

Pursuant to a Loan and Security Agreement among PGL, Kansas Star Casino, LLC and American Trust and Savings Bank (the “KSC Term Loan”), KSC financed the purchase of certain furniture, fixtures and equipment related to the Kansas Star development. As of March 31, 2012, the outstanding balance of the KSC Term Loan was $9.0 million.

Notes Payable—Slot Vendor Financing

As of March 31, 2012, KSC had $16.5 million of long-term debt related to slot machine financings with various vendors.

Additionally, in connection with the Notes Offering, we also disclosed that to the extent that our Consolidated Fixed Charge Coverage Ratio does not exceed 2.0 to 1.0, we would be limited by the terms under the indentures governing our outstanding notes in our ability to refinance our outstanding indebtedness and in making any restricted payments, among other things. Prior to the Notes Offering and at the time we made the capital contribution to our First Tier Unrestricted Subsidiary to fund a portion of the purchase price under the Merger Agreement, our Consolidated Fixed Charge Coverage Ratio exceeded 2.0 to 1.0. Giving effect to the completion of the Notes Offering our Consolidated Fixed Charge Coverage Ratio will not exceed 2.0 to 1.0.